EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A of our report dated July 6, 2020, related to our audits of the financial statements of 20/20 GeneSystems, Inc. as of December 31, 2019 and 2018 and for the years then ended. We also consent to the reference to us in the “Experts” section of the Offering Statement.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

July 8, 2020